Exhibit 99.1

CORMEDIX INC. ANNOUNCES REGULATORY AND MANUFACTURING UPDATES

Berkeley Heights, NJ – March 2, 2023 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening diseases and conditions, today announced updates related to the FDA compliance remediation activities at its primary contract manufacturing organization (“CMO”) and heparin active pharmaceutical ingredient (“API”) supplier, as well as updated timelines for potential resubmission of its New Drug Application (“NDA”) under various scenarios. More specifically:

•	CorMedix has been informed by its primary CMO (“CMO 1”) that all corrective actions stemming from the FDA’s June 2022 inspection have been completed and the CMO has provided to FDA documentation showing effectiveness of the corrective actions. The primary CMO awaits feedback from the Agency with respect to the compliance status of the facility.

•	CorMedix has been informed by its existing supplier of heparin API (“API 1”) that all corrective actions related to its June 2022 FDA Warning Letter for a non-heparin API have been completed and implementation is underway, however it is unclear to the Company based on recent FDA actions if full resolution of the outstanding warning letter would still be required prior to approving the DefenCath NDA with reference to API 1. The supplier has informed CorMedix that it has made updates to the US Heparin Drug Master File (“DMF”) clarifying which activities take place at the site which is identified in the warning letter (early-stage processing) and which activities take place at a different FDA registered facility (final processing and release). The supplier has also informed CorMedix that subsequent to those updates, a supplement to an approved application referring to this DMF was recently approved by FDA. Based on this recent approval and the update to the DMF, it is possible that full resolution of the outstanding warning letter is no longer a barrier to FDA approval of the DefenCath NDA. The Company intends to seek confirmation from FDA on this issue as set out below.

Given the progress made by CMO 1 on remediation of the inspectional observations and the potential precedent created by FDA’s approval of a supplement referencing the same heparin DMF utilized for DefenCath, the Company intends to submit a Type A meeting request seeking additional guidance from FDA prior to resubmission of the NDA application. The Company is in the process of compiling a briefing package and expects to submit this meeting request by mid-March. FDA typically decides whether to grant Type A meeting requests within 14 days and schedules the meeting within 30 days, however the Agency is not bound to this timeline.

Previously, the Company outlined three manufacturing pathways for resubmission and the targeted timelines for each. Based on today’s updates, the Company is communicating revised timelines below for each pathway.

1.	CMO 1 + API 1: This scenario potentially remains the fastest pathway to NDA resubmission and approval, provided FDA concurs that CMO 1 has remediated its compliance deficiencies and that the DMF for API 1 can be utilized prior to full resolution of the existing warning letter. CorMedix hopes to obtain guidance from FDA on these two important issues in a Type A meeting. The Company intends to resubmit the application as soon as possible following FDA’s positive guidance on these two issues. Given that no new data would be contained in this resubmission, provided no additional site inspections are required, the Company believes this may be classified as a Class 1 submission with a 60-day review.

2.	CMO 1 + API 2: The Company manufactured three validation batches in Q4 2022 at CMO 1 utilizing a new source of heparin API (“API 2”). The batches are still undergoing testing and analysis. Should those batches meet specifications, data for submission will be available in mid-April. The ability to resubmit utilizing this data requires FDA clearance of CMO 1. Given that this submission would include new manufacturing data, the Company would expect it to be classified as a Class 2 submission with a 6-month review. CorMedix intends to wait for FDA’s guidance from the Type A meeting on pathway #1, prior to pursuing a submission with pathway #2.

3.	CMO 2 + API 2: The Company previously guided to the availability of data for submission from an alternate CMO in the first half of 2023; however, due to delays in completing validation, these data are expected to be available by the end of the 3rd quarter of 2023. The Company remains focused on pathways #1 and #2 as its primary strategy, and currently intends to utilize pathway #3 as a back-up manufacturing site. In the event CorMedix elects to resubmit the NDA with pathway #3 as its primary manufacturing site, the Company would expect it to be classified as a Class 2 submission with a 6-month review.

CorMedix will provide additional clarity on these pathways on its year-end earnings call in March, and subsequent updates following its anticipated Type A meeting with FDA.

Joe Todisco, CorMedix CEO stated “I am encouraged by the solid progress made at both our existing CMO and existing heparin supplier toward resolving outstanding compliance deficiencies at their respective sites, as well as the potential precedent set by FDA in recently approving a supplement to an approved application referencing the heparin DMF. I look forward to obtaining FDAs guidance in a Type A meeting. CorMedix’s goal is to obtain FDA approval of the DefenCath NDA as quickly as possible, and to do so we have created and strengthened multiple pathways to NDA resubmission. I am hopeful to have additional updates on our year-end earnings call or shortly thereafter.”

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases. The Company is focused on developing its lead product DefenCath™, a novel, antibacterial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. DefenCath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product (QIDP), and the original New Drug Application (NDA) received priority review in recognition of its potential to address an unmet medical need. QIDP provides for an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also committed to conducting a clinical study in pediatric patients using a central venous catheter for hemodialysis when the NDA is approved, which will add an additional six months of marketing exclusivity when the study is completed. The Company received a Complete Response Letter (CRL) from FDA stating that the original NDA could not be approved until deficiencies at the contract manufacturing organization (CMO) were satisfactorily resolved. FDA notified the Company in a second CRL that the refiled NDA could not be approved until satisfactory resolution of facility deficiencies identified during a pre-approval inspection at and conveyed to the CMO and during an inspection for an unrelated active pharmaceutical ingredient at and conveyed to the manufacturing facility for the heparin supplier for DefenCath. While the CMO and heparin supplier work to resolve outstanding deficiencies, CorMedix is simultaneously working to transfer the technology to an additional CMO and qualify an additional supplier of heparin. CorMedix also intends to develop DefenCath as a catheter lock solution for use in other patient populations. The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. For more information visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, CorMedix’s plans to submit a resubmission of its NDA application for DefenCath and the timing of such submission; CorMedix’s future financial position, financing plans, future revenues, projected costs and the sufficiency of our cash and short-term investments to fund our operations should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the ability of the CMO to address the deficiencies identified by the FDA; the ability of the Company’s heparin supplier to address the manufacturing deficiencies identified in the warning letter for non-heparin API; the resources needed to secure approval of the NDA for DefenCath from the FDA; the risks and uncertainties of the relationships with the additional CMO and supplier of heparin; the ability to submit a supplement to CorMedix’s NDA; the ability to secure final FDA approval prior to July 1, 2023 or obtain CMS approval of a resubmitted NTAP application; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of DefenCath and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. We continue to assess to what extent the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
(617) 430-7576